EXHIBIT 99.1

Ongoing Analyses of Randomized Phase 2/3 ATC Data, Including Subgroup Analyses, Continue to Show ZYBRESTAT(TM) (CA4P) Improves Overall Survival in Patients With Anaplastic Thyroid Cancer (ATC)

Additional Data Show Survival Benefit in Both Pre-Treated (Surgery, Radiation, Chemotherapy) as well as Previously Untreated Patients

Overall Survival Was Significantly Longer in Patients Less Than or Equal to 60 years of Age, Increasing From a Median of 3.1 to 10.9 Months

SOUTH SAN FRANSISCO, Calif., Oct. 11, 2010 (GLOBE NEWSWIRE) -- OXiGENE, (Nasdaq:OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, announced that an ongoing analysis of positive results reported earlier from a randomized, controlled, Phase 2/3 study of ZYBRESTAT (fosbretabulin, CA4P) were presented today at the 35th European Society of Medical Oncology (ESMO) Congress in Milan, Italy by Julie Ann Sosa, M.D., F.A.C.S., of Yale University. This analysis strengthens previous findings showing that ZYBRESTAT in combination with chemotherapy improved the overall survival (OS) of patients in the study and suggests meaningful survival benefit in multiple subgroups of patients, including patients who were heavily pretreated with surgery, radiation or chemotherapy as well as patients less than 60 years of age.

The FACT trial is the largest study ever conducted in patients with anaplastic thyroid cancer, and has yielded additional insights about the ATC patient population and how ATC is currently being treated. Patients participating in the FACT study had a median age of approximately 61 years of age, which is consistent with earlier studies of ZYBRESTAT in ATC. The FACT study also confirmed that unlike other thyroid cancer patients, most ATC patients have metastatic disease and are treated surgically, not with chemotherapy and radiation.

"These study results show that if approved, ZYBRESTAT could become a valuable treatment option for many ATC patients for whom there are no alternative approved therapies," said Dr. Sosa. "That ZYBRESTAT appears to significantly improve the survival of younger patients with larger or more advanced tumors is critically important, as these tumors have historically been most resistant to treatment with chemotherapy."

"We believe that the FACT trial provides highly encouraging data about the safety and activity of ZYBRESTAT and its potential utility as a treatment for ATC patients, and clinically relevant insights about the natural history of the disease and patient characteristics that could affect treatment decisions and outcomes," said Peter J. Langecker, M.D., Ph.D., OXiGENE Chief Executive Officer. "We are eager to share these insights with the medical community, as well as with potential partners and regulatory agencies, with the goal of further exploring appropriate ways to advance ZYBRESTAT as a valuable therapeutic intervention for patients in need. "

OXiGENE plans to discuss the results of the FACT study with the FDA to determine the most appropriate next steps for the program. ZYBRESTAT has received orphan drug designation for the treatment of anaplastic thyroid cancer, medullary thyroid cancer, and stage IV papillary or follicular thyroid cancer, and Fast Track designation for the treatment of patients with ATC.

As reported earlier, the median survival time of patients on the FACT study was 5.1 months for patients who received ZYBRESTAT and chemotherapy when compared with a median survival time of 4.1 months for patients receiving chemotherapy alone, which represents a 29% reduction in the risk of dying for patients receiving ZYBRESTAT and chemotherapy. Of patients treated with ZYBRESTAT and chemotherapy, 48% were alive at six months, compared with 37% percent of patients treated with the control arm regimen. At one year, 23% of patients treated with ZYBRESTAT and chemotherapy were alive compared to 9% of patients treated with chemotherapy alone. The most common side effects reported with ZYBRESTAT and chemotherapy were neutropenia, transient hypertension and tumor pain.

ZYBRESTAT is a vascular disrupting agent (VDA), and one of a novel class of small-molecule drug candidates. Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer and various other solid tumors.

Phase 2/3 Study Results

The FACT Study is a controlled, randomized Phase 2/3 study investigating the addition of ZYBRESTAT (fosbretabulin tromethamine, or CA4P) to chemotherapy (carboplatin and paclitaxel) in patients with anaplastic thyroid cancer (ATC). The FACT study initially anticipated enrollment of 180 patients. Enrollment in the study was truncated and a total of 80 patients were enrolled with 55 in the ZYBRESTAT + chemotherapy arm and 25 in the chemotherapy arm. The treatment arms were well balanced with regard to key patient characteristics except for a greater percentage of females in the control arm. Patients on the study arm received ZYBRESTAT each week and chemotherapy on day 2 of treatment every three weeks. Patients on the control arm received chemotherapy every three weeks. Patients on the study arm could elect to receive CA4P alone as maintenance therapy after completing 6 cycles of therapy. Maintenance therapy continued until disease progression.

Key Study Results

  Median survival time was 5.1 months for patients who received ZYBRESTAT and chemotherapy, and 4.1 months for patients who received chemotherapy alone. Hazard ratio (95% CI): 0.71 (0.42, 1.22).
  At one year, 23% of patients whose treatment included ZYBRESTAT were alive compared to 9% of patients treated with chemotherapy alone.
  At six months, 48% of patients whose treatment included ZYBRESTAT were alive compared to 37% of patients treated with chemotherapy alone.
  In patients less than 60 years of age, median survival time was 10.9 months for patients who received ZYBRESTAT and chemotherapy, and 3.1 months for patients who received chemotherapy alone. Hazard ratio (95% CI): 0.38 (0.16, 0.88).
  In patients with stage IVC disease, median survival time was 5.0 months for patients who received ZYBRESTAT and chemotherapy, and 3.8 months for patients who received chemotherapy alone. Hazard ratio (95% CI): 0.63 (0.34, 1.15).
  In patients with tumor sizes of greater than 6 cm, median survival time was 5.7 months for patients who received ZYBRESTAT and chemotherapy, and 3.9 months for patients who received chemotherapy alone. Hazard ratio (95% CI): 0.51 (0.22, 1.19).
  The improvement in survival in patients with stage IVC disease and with tumor sizes of greater than 6 cm whose treatment included ZYBRESTAT suggests greater antitumor activity of ZYBRESTAT and chemotherapy in more advanced tumors.

ZYBRESTAT in conjunction with chemotherapy was well tolerated, with adverse events primarily related to ATC and disease progression. Myelosuppression was more common in patients receiving ZYBRESTAT and chemotherapy but rates of febrile neutropenia were equally low in both arms. As a result of work done in earlier studies, hypertension management guidelines were implemented and have reduced significant CA4P-induced hypertension and cardiac ischemia.

About ZYBRESTAT (fosbretabulin)

ZYBRESTAT is being evaluated in a Phase 2 study of patients with NSCLC and other clinical trials. OXiGENE believes that ZYBRESTAT is poised to become an important product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and nutrients, causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer and various other solid tumors.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include Zybrestat's potential as a new thyroid cancer therapy, discussions with potential partners and the FDA, and OXiGENE's ability to successfully leverage its intellectual property rights and drug development acumen may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, inability to access working capital, potential negative outcomes of clinical studies of ZYBRESTAT, potential inadequacies in OXiGENE's intellectual property position, and inability to engage potential partners or execute a potential strategic agreement with a partner. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

CONTACT:  OXiGENE, Inc.
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